Exhibit 10.65

111 Eighth Avenue
7th Floor
New York, NY 10011
212.624.3700

As of November 14, 2012

Michael Glick

c/o WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011-5201

Dear Mike:

Reference is made to the grant of a nonqualified option to purchase 50,000 shares of the Company’s Common Stock made to you on November 14, 2012 (the “2012 Option”) as evidenced by the Option Agreement dated November 14, 2012 (the “Option Agreement”). Notwithstanding anything to the contrary contained in the Option Agreement, in the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined in your Letter Agreement with the Company dated as of February 11, 2011), in either case within twelve (12) months following a Change of Control of WebMD (as defined in the WebMD Amended and Restated 2005 Long-Term Incentive Plan), the 2012 Option, to the extent unvested, shall remain outstanding and continue to vest as if you remained in the employ of the Company until the first anniversary of such date of termination, subject to a release of claims (as described your Letter Agreement) being executed by you and becoming effective and your continued compliance with the restrictive covenant agreements you have signed in connection with your employment.

Except as set forth herein, the Option Agreement remains in full force and effect.

Sincerely,

/s/ Douglas W. Wamsley
Douglas W. Wamsley
EVP-General Counsel

Agreed to:

/s/ Michael Glick
Michael Glick